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                     [JENKENS & GILCHRIST, P.C. LETTERHEAD]



                                October 31, 2001


The Board of Directors
Allied First Bancorp, Inc.
387 Shuman Boulevard, Suite 120W
Naperville, Illinois 60563

         Re:      Registration Statement
                  UNDER THE SECURITIES ACT OF 1933

Gentlemen:



         This opinion is rendered in connection with the Registration Statement to be filed on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 relating to the 608,350 shares of Common Stock of Allied First Bancorp, Inc. (the "Company"), par value $.01 per share, to be issued. As counsel, we have reviewed the Articles of Incorporation of the Company and such other documents as we have deemed appropriate for the purpose of this opinion. We are rendering this opinion as of the time the Registration Statement referred to above becomes effective.


         Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the aforesaid Registration Statement will, when sold, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

                                             Very truly yours,


                                             /s/ Jenkens & Gilchrist, P.C.
                                             -----------------------------
                                                 JENKENS & GILCHRIST, P.C.